April 22, 1999


Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549

Commissioners:

We have read the statements made by Nu-kote Holding, Inc. (copy attached), which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company's Form 8-K/A Amendment No. 1 report for the month of March 1999. We agree with the statements concerning our Firm in such Form 8-K/A Amendment No. 1.

Very truly yours,




/S/PRICEWATERHOUSECOOPERS LLP
PricewaterhouseCoopers LLP



                                ATTACHMENT


     On January 22, 1999 Nu-kote filed a motion with the Bankruptcy Court to employ PricewaterhouseCoopers LLP as the principal accountants to audit its consolidated financial statements. Such firm has been engaged in that capacity prior to the filing by Nu-kote for protection under Chapter 11 of the Bankruptcy Code on November 6, 1998.

     The U.S. Trustee's office objected to the engagement of PricewaterhouseCoopers LLP, and on March 16, 1999 a hearing was held in the Bankruptcy Court to determine whether Nu-kote would be permitted to engage such firm. At that hearing, the Bankruptcy Court denied the motion to employ PricewaterhouseCoopers LLP. The Bankruptcy Court ruled that such firm was disqualified from acting in such capacity due to a conflict of interest. Such conflict resulted from the merger of Coopers & Lybrand ("C&L") and Price Waterhouse ("PW") on July 1, 1998. Prior to the merger, C&L was the principal accountant to audit Nu-kote's consolidated financial statements. Prior to the merger, PW acted, and continues to act, as a financial advisor to Nu-kote's secured bank lending group. As a result of the Bankruptcy Court's ruling, Nu-kote is currently without an auditing firm.

     The report of Coopers & Lybrand L.L.P. included in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1998 stated that, because of various factors, there was substantial doubt about the Company's ability to continue as a going concern. Otherwise, the reports of Coopers & Lybrand L.L.P. for the fiscal years ended March 31, 1998 and 1997 contained no adverse opinion or disclaimer of opinion and were not modified as to uncertainty, audit scope or accounting principle.

     The decision to change accountants was not recommended or approved by Nu-kote's Board of Directors. During the two most recent fiscal years and through March 16, 1999 there have not been any disagreements between the Company and PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Coopers & Lybrand L.L.P. would have caused them to make reference thereto in their report on the consolidated financial statements for such years.